As filed with the Securities and Exchange Commission on
June 10, 2004                                    Registration No. 333-__________
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       -----------------------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                NSD BANCORP, INC.
             (Exact Name of Registrant As Specified In Its Charter)


              Pennsylvania                                       25-1616814
              ------------                                       ----------
    (State or other jurisdiction of                           (I.R.S. Employer
     incorporation or organization)                          Identification No.)

           5004 McKnight Road                                      15237
                                                                 ----------
           Pittsburgh, Pennsylvania                              (Zip Code)
    (Address of principal executive offices)


                      ------------------------------------

                                NSD BANCORP, INC.
                        2004 OMNIBUS STOCK INCENTIVE PLAN
                            (Full title of the plan)

                      ------------------------------------


             NSD BANCORP, INC.                            Copies To:
             5004 McKnight Road                   Nicholas Bybel, Jr., Esquire
       Pittsburgh, Pennsylvania 15237                   Erik Gerhard, Esquire
               (412) 231-6900                         SHUMAKER WILLIAMS, P.C.
(Name, address, including zip code, and telephone       Post Office Box 88
 number, including area code, of agent for        Harrisburg, Pennsylvania 17108
               service)                                     (717) 763-1121




                      ------------------------------------

                         CALCULATION OF REGISTRATION FEE




---------------------------- ------------------------- ------------------------- --------------------------- ----------------------

    Title of Securities               Amount               Proposed Maximum           Proposed Maximum               Amount of
           to be                      to be                 Offering Price               Aggregate                  Registration
        Registered                Registered (1)            Per Share (2)            Offering Price (2)                 Fee

---------------------------- ------------------------- ------------------------- --------------------------- ----------------------

       Common Stock                  168,000                   $23.285                   $3,911,880                        $496.00
      $1.00 Par Value

           Total                     168,000                                                                               $496.00

---------------------------- ------------------------- ------------------------- --------------------------- ----------------------

(1) The securities to be registered include 168,000 shares reserved for issuance under the NSD Bancorp, Inc. 2004 Omnibus Stock Incentive Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate number of shares of common stock as may become issuable under the Plan by reason of the anti-dilution provisions of the Plan.


(2) Estimated in accordance with Rule 457(c) and (h)(1) solely for the purpose of calculating the amount of the registration fee. The computation is based upon the average of the high and low sale prices of the common stock on June 4, 2004, as reported on the Nasdaq National Market System.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information.

         As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this registration statement omits the information in Item 1 of Part I of Form S-8.

Item 2.           Registrant Information and Employee Plan Annual Information.

          As permitted by the rules of the Commission, this registration statement omits the information in Item 2 of Part I of Form S-8.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.           Incorporation of Documents by Reference.

         NSD Bancorp, Inc. has filed the following documents with the Commission, and they are incorporated by reference into this registration statement:

         1. NSD Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 29, 2004.

         2. NSD Bancorp, Inc.'s Quarterly Report on From 10-Q for the quarter ended March 30, 2004, filed with the Commission on May 13, 2004.

         3. NSD Bancorp, Inc.'s Current Reports on Form 8-K (other than information furnished under Items 9 or 12 of Form 8-K) filed on April 28, 2004 and May 26, 2004.

         4. The description of NSD Bancorp, Inc.'s common stock contained in NSD Bancorp, Inc.'s Registration Statement No. 33-59242 on Form S-4.

         All documents and reports subsequently filed by NSD Bancorp, Inc. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement, to the extent that a statement contained in this registration statement or any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         NSD Bancorp, Inc. will provide, without charge, to each plan participant a copy of the documents incorporated by reference in Item 3 of Part II of this registration statement, upon written or oral request. Further, we will provide plan participants, without charge, upon written or oral request, other documents required to be delivered pursuant to Commission Rule 428(b). Written requests should be directed to:

                           NSD Bancorp, Inc.
                           Attn: Corporate Secretary
                           5004 McKnight Road
                           Pittsburgh, Pennsylvania 15237

         Telephone requests may be directed to William C. Marsh, Executive Vice President and Chief Financial Officer, telephone number (412) 231-6900.

Item 4.           Description of Securities.

         Not applicable.

Item 5.           Interests of Named Experts and Counsel.

         Not applicable.

Item 6.           Indemnification of Directors and Officers.

         Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), (15 Pa. C.S.A. ss.ss.1741-1750) provides that a business corporation shall have the power under certain circumstances to indemnify directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding.

         Section 1721 of the BCL (relating to the Board of Directors) declares that unless otherwise provided by statute or in a by-law adopted by the shareholders, all powers enumerated in Section 1502 (relating to general powers) and elsewhere in the BCL or otherwise vested by law in a business corporation shall be exercised by or under the authority of, and the business and affairs of every business corporation shall be managed under the direction of, a board of directors. If any such provision is made in the by-laws, the powers and duties conferred or imposed upon the board of directors under the BCL shall be exercised or performed to such extent and by such person or persons as shall be provided in the by-laws.

         Section 1712 of the BCL provides that a director shall stand in a fiduciary relation to the corporation and shall perform his duties as a director, including his duties as a member of any committee of the board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

         (a) one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

         (b) counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person; or

         (c) a committee of the board upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

A director shall not be considered to be acting in good faith, if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

         Section 1716 also states that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors may, in considering the best interests of the corporation, consider the effects of any action upon employees, upon suppliers and customers of the corporation and upon communities in which offices or other establishments of the corporation are located, and all other pertinent factors. The consideration of those factors shall not constitute a violation of Section 1712. In addition, absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the corporation.

         Moreover, Section 1713 addresses the personal liability of directors and states that if a by-law adopted by the shareholders so provides, a director shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

         (a) the director has breached or failed to perform the duties of his office under this section; and

         (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

         The provisions discussed above shall not apply to:

         (a) the responsibility or liability of a director pursuant to any criminal statute; or

         (b) the liability of a director for the payment of taxes pursuant to local, state or federal law.

         Finally, Section 1714 states that a director of a corporation who is present at a meeting of its board of directors, or of a committee of the board, at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the secretary of the meeting before the adjournment thereof or transmits the dissent in writing to the secretary of the corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this Section shall bar a director from asserting that minutes of the meeting incorrectly omitted his dissent if, promptly upon receipt of a copy of such minutes, he notified the secretary, in writing, of the asserted omission or inaccuracy.

         Section 1741 of the BCL (relating to third party actions) provides that unless otherwise restricted in its by-laws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 1742 of the BCL (relating to derivative actions) provides that unless otherwise restricted in its by-laws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

         Section 1743 of the BCL (relating to mandatory indemnification) provides for mandatory indemnification of directors and officers such that to the extent that a representative of the business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 1741 (relating to third party actions) or 1742 (relating to derivative actions), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         Section 1744 of the BCL (relating to procedure for effecting indemnification) provides the procedure for effecting indemnification. Under this section unless ordered by a court, any indemnification under Section 1741

(relating to third party actions) or 1742 (relating to derivative actions) shall be made by the business corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because such person has met the applicable standard of conduct set forth in those sections. The determination shall be made:

         (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

         (b) if such quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

         (c)      by the shareholders.

         Section 1745 of the BCL (relating to advancing expenses) provides that expenses (including attorneys' fees) incurred in defending any action or proceeding referred to above may be paid by the business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by the BCL or otherwise. Except as otherwise provided in the bylaws, advancement of expenses shall be authorized by the Board of Directors. Sections 1728 (relating to interested directors or officers; quorum) and 2538 (relating to approval of transactions with interested shareholders) shall not be applicable to the advancement of expenses under this section.

         Section 1746 of the BCL (relating to supplementary coverage) provides that the indemnification and advancement of expenses provided by or granted pursuant to the other sections of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any other by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         Section 1746 of the BCL also provides that indemnification referred to above shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         Section 1746 further declares that indemnification under any by-law, agreement, vote of shareholders or directors or otherwise, may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in this section and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Such indemnification is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

         Section 1747 of the BCL (relating to the power to purchase insurance) provides that unless otherwise restricted in its by-laws, a business corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under the provisions of the BCL. Such insurance is declared to be consistent with the Commonwealth of Pennsylvania's public policy.

         Section 1750 of the BCL (relating to duration and extent of coverage) declares that the indemnification and advancement of expenses provided by, or granted pursuant to, the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of that person.

         Article VII of the Registrant's bylaws provides a broad range of indemnification for its officers and directors, in accordance with the above provisions of the BCL. In essence, officers and directors will be indemnified for liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability while serving the corporation. Directors and officers shall be entitled to indemnification unless their conduct is determined by a court to have constituted willful misconduct or recklessness or expressly prohibited by law.

Item 7.           Exemption From Registration Claimed.

         Not applicable.

Item 8.           Exhibits.

Exhibit No.
-----------

4                 NSD Bancorp, Inc. 2004 Omnibus Stock Incentive Plan.
                  (Incorporated by reference to Exhibit C to Registrant's Definitive Proxy Statement filed with the SEC on March 30, 2004.)

5                 Opinion of Shumaker Williams, P.C. re: legality of shares.

23.1              Consent of S.R. Snodgrass, A.C.

23.2              Consent of Deloitte & Touche LLP

23.3              Consent of Shumaker Williams, P.C.
                  (Included in Exhibit 5).

24                Power of Attorney of Directors and
                  Officers (Included on Signature Pages).

Item 9.           Undertakings.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Allegheny County, Commonwealth of Pennsylvania on June 10, 2004.

                                NSD BANCORP, INC.
                                (Registrant)


                                By:  /s/William C. Marsh
                                     -------------------------------------------
                                     William C. Marsh
                                     Senior Vice President, Treasurer and
                                     Chief Financial Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew W. Hasley and William C. Marsh, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this registration statement and to file the same, will all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                             Capacity                   Date
                                             --------                   ----

/s/Lawrence R. Gaus                         Chairman of the       June 10, 2004
------------------------------------        Board of Directors
Lawrence R. Gaus


/s/Andrew W. Hasley                         President and Chief   June 10, 2004
------------------------------------        Operating Officer
Andrew W. Hasley                            (Principal Executive
                                            Officer)


/s/William C. Marsh                         Senior Vice President June 10, 2004
------------------------------------        Treasurer and Chief Financial
William C. Marsh                            Officer (Principal Financial
                                            and Accounting Officer)

/s/William R. Baierl                        Director              June 10, 2004
------------------------------------
William R. Baierl



/s/John C. Brown, Jr.                       Director              June 10, 2004
------------------------------------
John C. Brown, Jr.


/s/Grant A. Colton                          Director              June 10, 2004
------------------------------------
Grant A. Colton


/s/Nicholas C. Geanopulos                   Director              June 10, 2004
-----------------------------
Nicholas C. Geanopulos


/s/Gus P. Georgiadis                        Director              June 10, 2004
-------------------------------------
Gus P. Georgiadis



/s/Charles S. Lenzner                       Director              June 10, 2004
------------------------------------
Charles S. Lenzner


/s/David J. Malone                          Director              June 10, 2004
------------------------------------
David J. Malone



/s/Kenneth L. Rall                          Director              June 10, 2004
------------------------------------
Kenneth L. Rall



/s/Arthur J. Rooney, II                     Director              June 10, 2004
---------------------------
Arthur J. Rooney, II

                                INDEX TO EXHIBITS





Exhibit No.
-----------

4                 NSD Bancorp, Inc. 2004 Omnibus Stock Incentive Plan.
                  (Incorporated by reference to Exhibit C to Registrant's Definitive Proxy Statement filed with the SEC on March 30, 2004.)

5                 Opinion of Shumaker Williams, P.C. re: legality of shares.

23.1              Consent of S.R. Snodgrass, A.C., Independent Auditors.

23.2              Consent of Deloitte & Touche LLP

23.3              Consent of Shumaker Williams, P.C.
                  (Included in Exhibit 5).

24                Power of Attorney of Directors and
                  Officers (Included on Signature Pages).